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                                                                    Exhibit 99.3


                                               August 7, 2003


Board of Directors
Community Bank System Inc.
5790 Widewaters Parkway
DeWitt, New York   13214


     I hereby consent to serve on the Board of Directors of Community Bank System, Inc. ("Community Bank System") following the merger of Community Bank System and Grange National Banc Corp. ("Grange") and to the reference in the Registration Statement on Form S-4 to be filed by Community Bank System in connection with the merger of Grange with and into Community Bank System, stating that I will serve as such director pursuant to the terms therein.

                                           /s/ Sally A. Steele
                                           Name: Sally A. Steele